Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA
Exhibit 99.1

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Names Michael F. Hilton as New President and Chief Executive Officer, Effective January 16, 2010

Westlake, Ohio, USA – December 21, 2009 — Nordson Corporation (Nasdaq: NDSN) today announced that its board of directors has named Michael F. Hilton as the company’s new president and chief executive officer, effective January 16, 2010. Hilton, who will also join the Nordson board of directors, will succeed retiring President and Chief Executive Officer Edward P. Campbell. Campbell will continue to serve as Nordson’s chairman of the board until the company’s February 16, 2010 annual meeting of shareholders, at which time he will be succeeded by current Nordson director Joseph P. Keithley.

Hilton, 55, has served since September 2007 as senior vice president and general manager for Air Products and Chemicals Inc. (NYSE: APD) with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. He joins Nordson after a 33 year career at Air Products driving growth and performance in a number of global businesses in a series of increasingly senior leadership roles.

“The Nordson board was enthusiastically unanimous in its selection of Hilton,” said Stephen R. Hardis, Nordson’s lead director. “The board’s process for selecting Nordson’s next leader was a deliberate and thorough one and included the careful consideration of several worthy external and internal candidates. Mike best fit our criteria of a diversely experienced leader who has consistently delivered shareholder value by driving strong results in sophisticated global businesses with multiple markets, customers, products, and units. He combines his ability to execute with the highest level of personal integrity and a keen understanding of the importance of organizational culture. We believe Mike is the ideal individual to drive Nordson’s continuing success for years to come.”

“I am very pleased by the opportunity to build on Nordson’s outstanding record of success,” said Hilton. “I look forward to working with the company’s deep and experienced management team to deliver the performance and global growth that customers, employees and shareholders expect.”

Hardis also offered his congratulations to outgoing President and Chief Executive Officer Ed Campbell, who will step down from his current responsibilities upon Hilton’s arrival, and retire after a short period of transition. “During his 21 year career at Nordson, the last 12 as chief executive officer, Ed guided the company through a period of sustained excellence. During his tenure, he expanded the international portion of Nordson’s sales to 72 percent, led the move of Nordson into many new technology and high growth markets, and significantly improved the company’s operating results. Total return to shareholders during Ed’s leadership as CEO averaged 9 percent per year, significantly outpacing major market indices. He retires from Nordson having developed and mentored a strong senior leadership team, leaving the company solidly positioned for future success.”

Current Nordson director Joseph P. Keithley, 60, will succeed Campbell as chairman of the board at the company’s annual meeting of shareholders on February 16, 2010. Keithley is chairman, president and chief executive officer of Keithley Instruments, Inc. (NYSE: KEI), and has been a Nordson director since July 2001.

Michael F. Hilton Background
Michael F. Hilton was appointed vice president and general manager of Air Products and Chemicals’ Electronics and Performance Materials segment in October 2006. In October 2007, Hilton was appointed to senior vice president and general manager, and his responsibilities were expanded to include oversight of the company’s Environment, Health and Safety, Continuous Improvement and Customer Engagement organizations. He was also named a member of the company’s Corporate Executive Committee.

Hilton joined Air Products in 1976 as a participant in the company’s Career Development Program. He subsequently held engineering positions in the company’s gases-related equipment business, industrial cryogenics, before being named business manager in 1982. Hilton later held management positions in the company’s Process Systems Group, and in 1994 was appointed manager of the Gases and Equipment Group’s re-engineering effort. In 1995 he was named business manager of the North America liquid and bulk gases business, and served in that capacity until assuming the position of director, investor relations in 1997. Hilton was appointed vice president and general manager of industrial chemicals in 2000; vice president, electronic gases, equipment and services in 2002; and vice president, Electronics Business in 2003.

Hilton was born in 1954 in Harrisburg, Pennsylvania. He received a B.S. degree in chemical engineering in 1976 and an M.B.A. in 1981 from Lehigh University. Hilton is co-chair of the SEMI ISS committee and a member of the association’s North American Advisory Board. He also is a member of the Manufacturers Alliance/MAPI GM Council, American Institute of Chemical Engineers, and National Investor Relations Institute. In his local community, Hilton has supported a number of organizations including the United Way and Lehigh University. He has been married for 34 years and has a daughter, son-in-law and twin grandsons.

About Nordson
Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries.

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